UNITED STATES

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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ARCONIC INC.

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Arconic’s Director Nominees Share Their Personal Perspectives

with Shareholders

Vote FOR Arconic’s Five Highly Qualified Director Nominees

on the NEW WHITE Proxy Card Today

NEW YORK, May 10, 2017 – The Board of Directors of Arconic (NYSE: ARNC) today issued a letter to shareholders that includes a Q&A with the Arconic director nominees, in which they share their personal views and their objectives for the Company.

Additional information, including the letter to shareholders and supplemental proxy materials, are available at www.arconic.com/annualmeeting.

The Company urges shareholders to vote “FOR” the Company’s new slate of five director nominees and governance proposals on the NEW WHITE proxy card.

The full text of the letter follows:

May 10, 2017

Dear Fellow Shareholder:

At Arconic’s upcoming Annual Meeting of Shareholders on May 25, 2017, you will have the opportunity to elect five director candidates nominated by Arconic who we believe bring new perspectives, critical skills and a wealth of relevant expertise to Arconic’s Board of Directors.

Three of our candidates are current Board members – none having served for more than 16 months – and two are entirely new and have not yet served on Arconic’s Board.

We invite you to hear from the Arconic Director nominees to learn a little more about their personal views and their objectives regarding Arconic.

Unanimously,

The Board of Directors of Arconic Inc.

David P. Hess, Interim CEO

Director since: March 2017

Unique Qualifications:

•	Proven aerospace industry leader, with 38 years of industry experience
•	Known for extensive and credible customer relationships across the industry
•	Former EVP and Chief Customer Officer for Aerospace at United Technologies Corp.; Former President of Pratt & Whitney

You are Arconic’s newest director and were recently appointed Interim CEO. What has impressed you most about the Company? What do you see as its greatest challenge?

I’ve been impressed by how thoroughly engaged and open-minded this Board is, as well as the range and balance of perspectives that the directors collectively bring to bear in our deliberations. Although I’ve only been on the Board for a little over two months, we’ve had numerous board sessions and frequent interactions. This has given me a good opportunity to see the group make some critical decisions and tackle tough issues – including addressing an inappropriate letter sent by our former CEO, recruiting new nominees to fill two open Board seats, contemplating the appropriate timing for the annual meeting in light of fast-changing circumstances, and engaging in settlement discussions with Elliott. I believe if you were in the boardroom along with us, you would observe a group of people who always act with the highest ethics and integrity and always with the best interests of the shareholder in mind.

In terms of challenges going forward, perhaps the most critical task for Arconic right now is recruiting a new CEO. We’ve formed a search committee and are starting a deliberate and thorough process to select the perfect candidate with the right experience and capabilities to lead Arconic into the future. At the same time, we must remain relentlessly focused on meeting or exceeding the expectations of our customers and shareholders and on flawlessly executing our three-year plan. I am truly honored to serve as your interim CEO and to be able to lead Arconic through this challenging period. In the short time that I’ve been here at Arconic, I have been very impressed by the dedication of our employees and the support of our customers. With a strong first quarter, we’re off to a great start, and I look forward to what lies ahead.

James “Jim” F. Albaugh

New Nominee, to join at 2017 Annual Meeting

Unique Qualifications:

•	Internationally recognized commercial aerospace executive
•	Former President and CEO, Boeing Commercial Airplanes; Former Member of Boeing’s Executive Council
•	Currently, independent director of American Airlines and Harris Corporation
•	Currently, Chairman of the National Aeronautic Association; Past President of the American Institute of Aeronautics and Astronautics; Past Chairman of the Aerospace Industries Association

Why did you decide to join the new Arconic slate when it is in the middle of a proxy fight? You must have numerous other opportunities to serve on public company boards.

I agreed to join the slate because I believe Arconic is a first-rate company with a strong values-based culture. As the President and CEO of Boeing’s Commercial Airplanes business, I experienced first-hand what it means to be one of Arconic’s customers. The Company stood out to me as a true partner that invests in growing areas and innovative technologies, and I believe the reputation and culture that Arconic has built up over time gives it a strong foundation for future growth.

In addition, as a newly launched, standalone company, Arconic now has a more streamlined set of businesses with a strong focus on the aerospace and transportation industries. Given my background, this felt like an ideal opportunity for me to contribute my knowledge and expertise to a company where it is directly relevant and hopefully will have a real impact. I spent almost my entire career in the aerospace sector, and my perspective has been shaped not only by my years at Boeing but also as Chairman of the National Aeronautic Association and in my prior roles as President of the American Institute of Aeronautic and Astronautics and Chairman of the Aerospace Industries Association. I’ve had the opportunity to discuss the future of the commercial aerospace industry with a number of leaders, and I’m excited to help Arconic realize its full potential.

Amy E. Alving

Director since: November 2016

Committees: Audit Committee; Cybersecurity Advisory Subcommittee (Chair)

Unique Qualifications:

•	In depth technology, defense, and engineering expertise
•	PhD in Mechanical & Aerospace Engineering
•	Successful public company board track record

You are new to the Board, having joined last November upon the launch of Arconic as a standalone company, following its separation from Alcoa Corp. What is it like to be part of a company going through so much change?

We do have a lot of change underway – governance changes at the Board and CEO level, and operational changes as we are able to focus on our core business, post-separation. From my experience on other boards I know that, when making tough decisions, access to a diverse set of views is key to finding the best path. This Board was carefully constructed to include a wide range of experiences and perspectives. Arconic’s Board is a bit unique in that seven of us have joined in the past 16 months, and we are fortunate to benefit from the knowledge of the four directors with longer tenure.

Personally, I am especially attracted to Arconic’s emphasis on technology and innovation, which have been the focus of my career. I served as the Director of the Special Projects Office at the Defense Advanced Research Projects Agency (DARPA), where we developed breakthrough innovations in support of national security. Later I was the Chief Technology Officer at one of the nation’s largest defense contractors. I know that successful innovation at a large company requires alignment from the boardroom through management to the front-line technologists, and it requires close, iterative collaboration with customers to ensure appropriate return on investment.

From my experience in the defense and financial services sector, I also understand the evolving cyber security threat that Arconic is facing. As Arconic increases its criticality in the national-security supply chain, its Board will need to ensure the Company stays ahead of this threat.

Ulrich R. Schmidt

Director since: February 2016

Committees: Audit Committee (Chair); Executive Committee; Governance and Nominating Committee; Finance Committee

Unique Qualifications:

•	Extensive executive and business experience at the board and CFO level
•	Deep knowledge of the aerospace industry, including as Former EVP and CFO of Spirit Aerosystems Holdings, Inc. and separately, Goodrich Corporation
•	Served as chairman of Precision Castparts Audit Committee

You were suggested for the Arconic Board by Elliott last year – how has your integration into the Board gone? Elliott obviously has confidence in your judgment and perspective as a director (it is not contesting your election this year) – with that in mind, do you feel that Elliott’s criticisms of the Board are warranted?

Following my appointment to the Board, together with the other two directors who were also nominated by Elliott last year, it was immediately apparent that everyone on the Board has a voice and their views are respected. Our meetings are characterized by open debate, a free flow of ideas and the shared goal of doing what is right for the Company and the shareholders. So to answer your first question, the integration was seamless and there was no “us versus them” mentality or other tension between the Elliott nominees and the rest of the Board.

Regarding your second question – I don’t believe Elliott’s criticisms of the Board and its culture are supported by the facts. I have found that the Board is thoroughly engaged, values strong governance and the highest standards of ethical behavior, and actively evaluates and embraces changes that it believes make sense for the Company and are in the best interests of all constituents. Many of the governance changes that have recently been adopted were being contemplated prior to or in connection with the separation, well before Elliott launched its proxy fight.

Janet C. Wolfenbarger

New Nominee, to join at 2017 Annual Meeting

Unique Qualifications:

•	In depth defense knowledge; 35-year veteran and first female four-star general of U.S. Air Force
•	Former lead procurement officer for U.S. Air Force, a major Arconic customer
•	Independent director of AECOM since August 2015

As the Air Force’s first female four-star general, what makes you want to take on the challenge of serving on the Arconic Board?

I’ve been fortunate to serve with exceptional teams throughout my career, both in the Air Force and post retirement, in my corporate board and federal advisory committee work, and I’ve been impressed with the caliber of the people who serve at Arconic.

During my 35-year tenure in the U.S. Air Force, I oversaw an approximately $60 billion annual budget, including purchasing, which covered a large portion of the approximately $1 billion of business that Arconic does in the defense industry. Arconic operates in an important and very competitive industry, and it stands out to me as a leader in the space. Not only because the Company offers leading innovative technologies, but also because Arconic puts in the effort to maintain a dialogue with its customers in order to better understand and adapt to their wants and needs.

I also have experienced firsthand the complexities that surround organizational transformations, which I feel gives me some insight into Arconic – itself the product of a transformation that is still underway. I understand that an ongoing commitment to excellence, efficiency, and cost effectiveness is integral to any organization’s success, particularly in the early years, and feel Arconic’s strategy of focusing its efforts on high-potential areas reflects that.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

Please vote today by telephone, via the Internet or by signing, dating and returning the enclosed NEW WHITE proxy card. If you have questions or need assistance voting your shares, or wish to change a prior vote of your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 750-5836

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

Please simply discard any Blue proxy card that you may receive from Elliott Management.

Submitting a proxy using a Blue proxy card – even if you “withhold” on Elliott Management’s nominees – will revoke any vote you had previously submitted on Arconic’s WHITE proxy card.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of end markets and potential share gains; statements and guidance regarding future financial results or operating performance; and statements about Arconic’s strategies, outlook, business and financial prospects. Forward-looking statements are not guarantees of future performance, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (i) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.